Exhibit 99.1


      Daisytek Expects Significant Loss in Fourth Quarter 2003;
 Company Evaluating Financing Options and Reorganization Alternatives

    ALLEN, Texas--(BUSINESS WIRE)--April 28, 2003--Daisytek International Corp. (Nasdaq: DZTK) today provided an update on its operations, financial condition and fourth quarter results. Additional lending restrictions from Daisytek's U.S. lending syndicate have significantly tightened the borrowing capacity of the company, which has had a substantial negative impact on fourth quarter operations and created serious liquidity constraints for Daisytek's largest U.S. subsidiary, Daisytek, Incorporated.

    Daisytek announced the following business developments:

    -- Daisytek has sought to negotiate a forbearance agreement with its U.S. lending syndicate subsequent to the receipt of a default notice relating to the fixed-charge coverage ratio and letters for subsequent defaults. To date, the syndicate has not accepted the company's proposals. The company also is seeking accommodations from its U.S. vendors, although vendors have not taken any action against Daisytek.

    -- While negotiating with its current lenders, Daisytek is pursuing several financing alternatives. A well-known global financing institution has begun due diligence procedures on a proposed credit facility that could replace the company's current U.S. and Canadian facilities. In addition, Daisytek is negotiating with a number of parties interested in purchasing portions of the company's assets.

    -- The company will require alternative financing to continue to meet its obligations. If the company cannot obtain alternative financing in the near future, one or more of the company's primary U.S. subsidiaries may file a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code. If the company were to elect this course of action, management anticipates that its foreign subsidiaries in Europe, Australia, Mexico and Canada would not be included in any bankruptcy filing in the United States.

    -- The company expects to record a significant loss for fourth-quarter 2003, due in large part to serious liquidity constraints resulting from lending restrictions.

    -- The company continues to aggressively execute a number of reorganization alternatives and pursue profitability improvements. Cost-saving plans to date are expected to improve cash flow by more than $16 million annually.

    -- Daisytek's executive officers and outside Board members have taken interim, voluntary pay cuts, including a reduction of 32% for Jim Powell, Daisytek's president and CEO, 20% for certain other executive vice presidents and outside Board members, and 5% -15% for most of the Daisytek, Incorporated vice presidents.

    -- Daisytek's independent Audit Committee has completed an investigation and report relating principally to the company's accounting treatment of vendor monies prior to its adoption of a recently issued accounting pronouncement. The company has concluded that no restatement of its previously issued financial statements is required and has voluntarily provided the results of this investigation to the Securities and Exchange Commission (SEC).

    Daisytek pursues other financial alternatives

    The company has signed and funded a term sheet proposal for a $185 million agreement with a well-known global financing institution and due diligence procedures are already underway. The proposed facility would include a $150 million U.S. senior secured revolving credit facility and a $35 million Canadian senior secured revolving credit facility, established through the company's wholly owned subsidiary Daisytek, Incorporated. Proceeds from the new facility would be used to repay the company's current lenders and to fund working capital. The proposed credit facility would have a three-year term and availability would be subject to certain borrowing base and other limitations.
    Daisytek is also negotiating with a number of parties interested in purchasing portions of the company's assets.
    The company will require alternative financing to continue to meet its obligations. If the company cannot obtain alternative financing in the near future, one or more of the company's primary U.S. subsidiaries may file a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code. If the company were to elect this course of action, management anticipates that its foreign subsidiaries in Europe, Australia, Mexico and Canada would not be included in any bankruptcy filing in the United States.
    The company noted there can be no assurance that this potential lender ultimately will commit to or sign the term sheet or credit facility as proposed, or at all, or that the other alternatives being pursued will be consummated. Further, there can be no assurance that alternative financing could be obtained prior to any filing by one or more of the company's primary U.S. subsidiaries of a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code.
    Daisytek has engaged reorganization consultants to assist the company in its discussions with alternative financing sources and with the company's vendors. Daisytek also continues to aggressively pursue profitability improvement plans previously announced. Cost-saving plans to date are expected to increase cash flow by more than $16 million per year.

    Company seeks forbearances from U.S. lending syndicate

    Daisytek has sought to negotiate a forbearance agreement with U.S. lenders subsequent to the receipt of a default notice relating to the fixed-charge coverage ratio and letters for subsequent defaults. The company previously announced it had not maintained the minimum fixed-charge coverage ratio required by the credit facility agreement and subsequently received a letter of default from its lenders on this and other covenant violations. To date, the syndicate has not accepted the company's proposals. The banking syndicate also has imposed additional borrowing base limitations and reserves. Subject to these restrictions and limitations, the syndicate is continuing to advance funds to the primary U.S. subsidiaries. As a result of the credit restrictions imposed on the U.S. facility, the company has repaid approximately $56 million in debt between Dec. 31, 2002 and Apr. 25, 2003.
    The company also is seeking accommodations from its U.S. vendors, although vendors have not taken any action against Daisytek.

    Fourth-quarter results impacted by U.S. financing restrictions and balance sheet adjustments

    Due to the tightened borrowing capacity of the company's U.S. credit facility, inventory purchases were severely restricted during the fourth quarter, which significantly reduced fill rates and sales. Further, the lack of sufficient funding prohibited Daisytek from taking advantage of vendor programs such as rebates, cooperative advertising and marketing development funds, which often require minimum levels of purchasing. As a result of the shortfall in the principal U.S. subsidiary's earnings, the company expects to report a consolidated operating loss for the quarter.
    In addition to the loss generated from the impact of significantly restricted liquidity, the company expects to make balance sheet adjustments that will widen the fourth quarter loss from operations, including significant increases in reserves for customer and vendor accounts receivable and inventory, and to incur greater-than-expected restructuring charges, primarily related to the completion of the Memphis reconfiguration.
    "Results of operations for our fourth quarter of fiscal year 2003 and to-date first fiscal quarter of 2004 have been negatively affected by serious liquidity constraints resulting from the restrictions imposed by the lending syndicate," said Jack Kearney, Daisytek's acting chief financial officer. "Because we are reviewing all of our strategic initiatives and customer and vendor relationships, our team needs to reassess the balance sheet and make adjustments with respect to the realizable value of receivables, inventory, deferred costs and other assets. We expect these balance sheet adjustments to be material."
    Daisytek expects to provide financial results and a more detailed summary of fourth quarter operations in a news release in June.

    Cost-savings initiatives include voluntary pay cuts for executives and Board members

    In addition to the cost savings actions already put into place, Daisytek's executive officers and outside Board members have taken interim, voluntary pay cuts starting in April. Compensation for Powell, Daisytek's president and CEO, will be reduced by 32%. Certain other executive vice presidents and outside Board members will take pay cuts of 20%, and most of the Daisytek, Incorporated vice presidents will take pay cuts of 5%-15%.
    "The management team is prepared to do whatever it takes to get Daisytek through this difficult time," said Jim Powell, Daisytek's president and CEO.

    Audit Committee completes investigation into accounting treatment of vendor monies

    Daisytek's independent Audit Committee has completed an investigation and report relating primarily to the company's accounting treatment of vendor monies prior to its adoption of the recently issued Emerging Issues Task Force (EITF) Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Cash Consideration Received from a Vendor. The Audit Committee initiated its investigation in response to concerns raised by two employees. In connection with its inquiry, Daisytek's Audit Committee retained separate legal counsel, which retained its own accounting advisors.
    As previously announced, Daisytek adopted EITF Issue No. 02-16 effective January 1, 2003. EITF Issue No. 02-16 standardizes the accounting treatment and classification of monies received from vendors and generally requires that such cash consideration be treated as a reduction of the cost of inventory acquired from the vendor.
    The company has concluded that no restatement of its previously issued financial statements is required. The Audit Committee has provided the results of its investigation to the company's Board of Directors and to the SEC. Powell expressed his strong support for the independent inquiry.

    About Daisytek

    Daisytek is a Fortune 1000 global distributor of computer supplies, office products and accessories and professional tape media with projected annual revenues approaching $2 billion. In addition, it offers fee-based marketing, demand-generation and fulfillment services. Daisytek sells its products and services in North America, South America, Europe and Australia, distributing more than 25,000 products from about 500 manufacturers, including printer supplies, magnetic and data storage media, video and motion picture film. This news release and Daisytek's annual report are available at www.daisytek.com. The Web site is not part of this release. Daisytek is a registered trademark of Daisytek, Incorporated. All rights reserved.
    The matters discussed in this news release contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts, but rather reflect our current expectations concerning future results and events. Forward-looking statements relating to such matters as our financial condition and operations, including forecasted information, are based on our management's current intent, belief or expectations regarding our industry or us. These forward-looking statements including forecasts are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. In addition, some forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.
    Certain factors, including but not limited to, general economic conditions, industry trends, the loss of or inability to hire skilled personnel, the loss of key suppliers or customers, the loss or material decline in service of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), risks inherent in acquiring, integrating and operating new businesses and investments, concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties (including equipment failure or a breach of our security measures), the volatility of our common stock, economic and political uncertainties arising as a result of terrorist attacks, seasonality, exchange rate fluctuations, foreign currency devaluations, economic and political uncertainties in international markets, potential obligations under operating lease commitments of our former subsidiary PFSweb and the regulatory and trade environment (both domestic and foreign) could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. There may be additional risks that we do not currently view as material or that are not presently known.
    Other factors that could affect Daisytek are set forth in Daisytek's 10-K for the fiscal year ended March 31, 2002.

    CONTACT: Daisytek International
             Barbara Benson, 972/881-4700
             or
             Carol Reed Associates
             Becky Mayad, 214/352-1881 or 214/697-7745 Mobile
             bmayad@sbcglobal.net